Exhibit 10.39
                                 SECURITY AGREEMENT

         This Security Agreement (the "Agreement") is made as of
December 2nd, 1999, by Harold Curtis ("Pledgor") in favor of the City of Oklahoma City ("Pledgee").

                                    RECITALS

     WHEREAS, at the time of execution of this Agreement, Pledgee loaned (the "Loan") Tower Tech, Inc., an Oklahoma corporation ("Tower Tech Inc.), Two Million Dollars ($2,000,000.00), as evidenced by Tower Tech's Promissory Note for such amount;

         WHEREAS, Pledgor has executed a non-recourse guaranty of the Loan and intends for this Agreement to secure his non-recourse guaranty; and

         WHEREAS, in order to induce Pledgee to make the Loan, Pledgor has agreed to pledge certain of his common stock of Tower Tech as security for the repayment of the Loan:

         NOW, THEREFORE, it is agreed as follows:

         1. Pledge. For value received, Pledgor hereby grants a security interest to Pledgee in all common stock of Tower Tech currently owned by Pledgor (the "Pledged Shares"). This pledge is given to secure only the current obligations of Tower Tech under the Note.

     2. Dividends. During the term of this pledge, all dividends and other amounts received by Pledgee as a result of his record ownership of the Pledged Shares may be retained by him.

         3. Rights of Pledgor. Notwithstanding anything to the contrary herein, Pledgor shall at all times retain and have the full and absolute right to exercise all rights and indicia of ownership of, including, without limitation, voting and consensual rights, including the right to receive dividends and other distributions in respect of, and, upon approval of the Pledgee, the right to transfer or otherwise dispose of, the Pledged Shares.

     4. Representations. Pledgor warrants and represents that there are no other restrictions upon the transfer of any Pledged Shares, other than under applicable securities laws or as may appear on the face of the certificates, and that Pledgor has the right to transfer the Pledged Shares without obtaining the consent of the other Tower Tech shareholders

         5. Adjustments. If, during the term of this pledge, any share dividend, reclassification, readjustment, or other change is declared or made in the capital structure of Tower Tech, all new, substituted, and additional shares, or other securities, issued by reason of any such change shall be held by Pledgee under the terms of this Agreement in the same manner as the Pledged Shares originally pledged hereunder.

         6. Payment of the Loan. Upon payment of the Loan, less amounts received and applied by Pledgee in reduction thereof, Pledgee shall release its pledge and transfer to Pledgor all of the Pledged Shares, free and clear of all liens, encumbrances or other restrictions

         7. Default. If Tower Tech defaults in the payment of any principal or interest due under the Note, Pledgee shall have the tights and remedies provided in the Uniform Commercial Code in force in the State of Oklahoma at the date of this Agreement. Notwithstanding any other term or provision of this Agreement, Pledgor shall not have any personal liability whatsoever for repayment of Tower Tech's obligation under the Note, and Pledgee shall look solely to the Pledged Shares for satisfaction of the obligations of Pledgor.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written ss/HAROLD CURTIS
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